UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2012

GAIN CAPITAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35008	20-4568600
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Bedminster One 135 Route 202/206 Bedminster, New Jersey 07921

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (908) 731-0700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2012, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of GAIN Capital Holdings, Inc. (the “Company”) approved the following annual base salaries for 2012, target cash bonuses attributable to 2012 performance and equity incentive awards for the named executive officers of the Company as set forth below:

	September 30,	September 30,		September 30,		September 30,	September 30,
Name	Position	Annual Base Salary		Target Cash Bonus		Number of Stock Options(7)	Number of Restricted Stock Units(7)
Glenn H. Stevens	President, Chief Executive Officer and Directors	$650,000	(1)	$1,463,000	(1)	123,000	95,000
Daryl Carlough	Interim Chief Financial Officer and Treasurer	$210,000	(2)	$70,000	(4)	16,000	8,000
Timothy O’Sullivan	Global Head of Trading	$275,000	(1)	$550,000	(5)	29,000	23,000
Samantha Roady	Chief Marketing Officer	$300,000	(3)	$200,000	(6)	35,000	27,000

(1)	Represents no change in annual base salary or target cash bonus from 2011 amounts.
(2)	Represents an increase of approximately 5.3% in annual base salary, effective as of February 16, 2012.
(3)	Represents an increase of approximately 5.0% in annual base salary, effective as of February 16, 2012.
(4)	Represents a decrease of approximately 12.5% in target cash bonus from 2011.
(5)	Represents a decrease of approximately 12.0% in target cash bonus from 2011.
(6)	Represents a decrease of approximately 16.7% in target cash bonus from 2011.
(7)	Grant date was March 1, 2012.

Each of the stock option grants described above has a grant date of March 1, 2012 and was granted pursuant to, and subject to, the terms of the Company’s 2010 Omnibus Equity Incentive Plan (the “Equity Plan”). The stock options (i) have a seven-year term, (ii) have an exercise price equal to the closing sale price of the Company’s common stock, as reported on the New York Stock Exchange, on the date of grant, March 1, 2012, (iii) vest 25% annually over four years commencing upon the first anniversary of the date of grant, subject in each case to continued employment or service to the Company, and (iv) otherwise were granted on the same standard terms and conditions as other stock options granted pursuant to the Equity Plan.

Each restricted stock unit described above has a grant date of March 1, 2012 and was granted pursuant to, and subject to, the terms of the Company’s Equity Plan. The restrictions on the restricted stock units lapse at a rate 25% annually over four years commencing on the first anniversary of the date of grant.

The adjustments to base salary and other awards described above were made in connection with each such executive officer’s annual performance review. The target cash bonuses for 2012 were established in the discretion of the Compensation Committee. The actual amounts to be paid in respect of the target cash bonuses will depend on the achievement by the Company of its corporate goals and objectives, the achievement by the executive officer of his or her individual goals during 2012 and the Compensation Committee’s evaluation of the performance of each executive officer. The stock option and restricted stock awards for each executive officer were awarded in the discretion of the Compensation Committee and were based on each executive officer’s goals and objectives for 2012 and the Compensation Committee’s determination as to each such executive officer’s expected contribution during 2012, as well as an assessment of the level of incentive compensation that would appropriately align the executive officer’s interests with those of the Company’s shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 2, 2012	GAIN CAPITAL HOLDINGS, INC.

	By:	/s/ Daryl J. Carlough
	Name:	Daryl J. Carlough
	Title:	Interim Chief Financial Officer